Issuer Free Writing Prospectus

Dated May 6, 2014

Filed Pursuant to Rule 433

Registration Statement No. 333-188218

Xerox Corporation

May 6, 2014

Pricing Term Sheet

2.800% Senior Notes due 2020

3.800% Senior Notes due 2024

Issuer:	Xerox Corporation

Expected Issuer Ratings*:	Baa2/BBB/BBB (Moody’s/S&P/Fitch)

Format:	SEC Registered

Security Type:	Senior Notes

Trade Date:	May 6, 2014

Settlement Date:	May 9, 2014 (T+3)

Joint Bookrunning Managers:	BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC

Co-Managers:	Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., PNC Capital Markets LLC, Wells Fargo Securities, LLC

	2020 Notes	2024 Notes
Size:	$400,000,000	$300,000,000
Maturity:	May 15, 2020	May 15, 2024
Interest Payment Dates:	May 15 and November 15	May 15 and November 15
First Interest Payment Date:	November 15, 2014	November 15, 2014
Coupon:	2.800%	3.800%
Benchmark Treasury:	1.625% due April 30, 2019	2.750% due February 15, 2024
Benchmark Treasury Yield:	1.678%	2.590%

Spread to Benchmark Treasury:	T+113bp	T+125bp
Yield to Maturity:	2.808%	3.840%
Make-Whole Call:	T+20bp	T+20bp
Price to Public:	99.956%	99.669%
Day Count:	30/360	30/360
Minimum Denominations:	$2,000 x $1,000	$2,000 x $1,000
CUSIP:	984121 CH4	984121 CJ0
ISIN:	US984121CH40	US984121CJ06

*	A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling BNP Paribas Securities Corp. at (800) 854-5674, Citigroup Global Markets Inc. at (800) 831-9146, Credit Suisse Securities (USA) LLC at (800) 221-1037, or UBS Securities LLC at (877) 827-6444, ext. 561-3884.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Xerox Corporation on May 6, 2014 relating to its Prospectus dated April 29, 2013.